090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number **20160080599-50**
	Filing Date and Time **02/22/2016 5:58 AM**
	Entity Number **E0567502015-5**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Nexeon MedSystems Inc

2. The articles have been amended as follows: (provide article numbers, if available)

Article IX of the Articles of Incorporation of Nexeon MedSystems Inc is hereby deleted in its entirety and is hereby replaced with the following:

ARTICLE IX

This Corporation is authorized to issue one class of stock to be designated "Common Stock". The total number of shares of Common Stock, which this Corporation is authorized to issue is 75,000,000 shares with a par value of $0.001 per share. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other. In the event any dividend is paid on any share of Common Stock, the same dividend shall be paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock, if any, or except as may be provided by the Laws of the State of Nevada.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 15,500,000

4. Effective date and time of filing: (optional) Date: February 1, 2016 Time: 9:00 AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.